UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 5, 2020

Nuo Therapeutics, Inc.

(Exact name of Registrant as Specified in Charter)

Delaware	001-32518	23-3011702
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

8285 El Rio, Suite 150, Houston, TX 77006

(Address of Principal Executive Offices) (Zip Code)

N/A

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Item 1.01	Entry into a Material Definitive Agreement

Recapitalization Agreement

As previously disclosed in Current Reports on Form 8-K filed with the Securities and Exchange Commission on November 20, 2019 and December 12, 2019, which are incorporated herein by reference, Nuo Therapeutics, Inc. (the “Company”) entered into note purchase agreements with certain investors (the “Noteholders”) for the issuance of 12% senior secured promissory notes (the “Notes”) and issued Notes totaling $305,000, with a maturity date of June 30, 2020.

By letter dated September 1, 2020, the Noteholders notified the Company of its default under the Notes and submitted a forbearance and recapitalization proposal to the Company.

By letter dated September 10, 2020, the Noteholders notified the Company pursuant to Del. UCC Sections 9-620 and 9-621 of their unconditional alternative proposals to accept from the Company, on October 1, 2020, a transfer of all collateral securing the Notes in full satisfaction of the indebtedness due under the related loan documents. On September 21, 2020, the Noteholders proposed to the Company an alternative restructuring proposal, which formed the basis for the Recapitalization Agreement described below.

On October 5, 2020 (the “Effective Date”), the Company entered into a Recapitalization Agreement (the “Agreement) with Deerfield Private Design Fund II, L.P. (“DPDF”) and Deerfield PDI Financing II, L.P. (“DPF” and, together with DPDF, the “Deerfield Investors”) and the Noteholders, whereby the shares of Series A preferred stock held by the Deerfield Investors were exchanged for 2,700,000 shares of common stock (the “Exchange Shares”) of the Company. The Noteholders agreed to the conversion of the $305,000 principal balance of the Notes plus accrued interest through September 30, 2020 of approximately $30,400 into an aggregate 838,487 shares of common stock (the “Conversion Shares”) of the Company at a conversion price of $0.40 per share, plus the purchase, for cash, of 487,500 shares of common stock (the “Purchase Shares”) at $0.40 per share, or $195,000 in total. On the Effective Date, all shares of Series A preferred stock and the Notes were cancelled in full. Lawrence S. Atinsky, the Deerfield Investors’ representative on the Company’s board, resigned as of the Effective Date, and the number of Company directors was reduced to four. Outstanding options to purchase common stock held by Mr. Atinsky as of the Effective Date were canceled.

Pursuant to the Agreement, the Company also issued to the Noteholders warrants to purchase an aggregate of 3,977,961 shares of the Company’s common stock, subject to adjustment as referenced below. The warrants are exercisable at any time, at an exercise price per share equal to $0.40, subject to certain adjustments and price protection provisions (including full ratchet anti-dilution protection) contained in the warrants. The warrants have five-year terms. The warrants to purchase 457,500 shares of common stock issued to the Noteholders upon the original 2019 issuance of the Notes were canceled.

The issuance of the common shares and the related warrants was exempt from the registration requirements of the Securities Act, pursuant to the exemption for exchange transactions under Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), and/or transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act. Should the warrants be exercised for shares of common stock, the issuance of such shares of common stock is expected to be exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) and/or the exemption for exchange transactions under Section 3(a)(9) of the Securities Act.

The above description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, attached as Exhibit 4.1, which is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities

As described in Item 1.01 above, the Company on October 5, 2020 issued to the Deerfield Investors and the Noteholders, an aggregate 4,025,987 shares of the Company’s common stock and warrants exercisable to purchase an aggregate of 3,977,961 shares of the Company’s common stock.

The descriptions of the Agreement and the warrants contained in Item 1.01 are incorporated herein by reference.

In exchange for services rendered over the period May 2019 thru September 2020, a Special Committee of Disinterested Directors of the Company’s Board of Directors approved the issuance of an aggregate of 962,500 shares of common stock and warrants to purchase an aggregate of 2,887,500 shares of common stock to three individuals including David Jorden, the Company’s Chief Executive and Chief Financial Officer and Scott Pittman, a member of the Company’s Board of Directors. The five-year warrants are exercisable at any time, at an exercise price per share equal to $0.40, subject to certain adjustments and price protection provisions (including full ratchet anti-dilution protection) contained in the warrants.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Exhibit Description

4.1	Recapitalization Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nuo Therapeutics, Inc.

By:	/s/ David E. Jorden
David E. Jorden
Chief Executive Officer and Chief Financial Officer

Date: October 6, 2020